EX-99.i.l

DECHERT LLP

1900 K Street, N.W.

Washington, D.C. 20006

(202) 261-3300

October 31, 2023

Mercer Funds

99 High Street

Boston, Massachusetts 02110

Ladies and Gentlemen:

We have acted as counsel for Mercer Funds (the “Trust”), a trust duly organized as a statutory trust under the laws of the State of Delaware, in connection with Post-Effective Amendment No. 53 to the trust’s registration Statement on Form N-1A under the Investment Company Act of 1940, as amended, and with the registration statement relating to its shares under the Securities Act of 1933, as amended (the “Registration Statement”) relating to the issuance and sale by the Trust of an indefinite number of authorized Adviser Class, Class I, Class Y-2 and Classy Y-3 shares of the Mercer Short Duration Fixed Income Fund (the “Fund”).

We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Trust’s Amended and Restated Declaration of Trust as currently in effect; (ii) the Trust’s Amended and Restated By-Laws as currently in effect; (iii) Post-Effective Amendment No. 53 to the Registration Statement, and (iv) such other materials relating to the authorization and issuance of shares of beneficial interest of the Trust, and such other documents and matters as we have deemed necessary to enable us to give this opinion.

Based upon the foregoing, we are of the opinion that the Fund’s shares to be sold pursuant to Post-Effective Amendment No. 53 to the Registration Statement, when it is effective with the Securities and Exchange Commission, will have been validly authorized and, when sold in accordance with the terms of such Registration Statement and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the shares of the Trust, as described in Post-Effective Amendment No. 53 to the Registration Statement, will have been legally and validly issued and will be fully paid and nonassessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 53 to the Registration Statement, to be filed with the Securities and Exchange Commission in connection with the continuous offering of the Fund’s shares of beneficial interest, as indicated above, and to references to our firm, as counsel to the Trust, in the Trust’s Statement of Additional Information to be dated as of the effective date of Post-Effective Amendment No. 53 to the Registration Statement and in any revised or amended versions thereof, until such time as we revoke such consent.

Very truly yours,

/s/ Dechert LLP